Execution Version

LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT is made and dated as of September 28, 2007 and is entered into by and between DIOMED HOLDINGS, INC., a Delaware corporation (“Holdings”), and DIOMED, INC., a Delaware corporation (“Lead Borrower”), and each of their respective Subsidiaries organized in a jurisdiction of the United States of America (each a “US Subsidiary”) that hereinafter becomes a “Borrower” pursuant to the terms hereof (each an “Additional Borrower”, and Lead Borrower, Holdings and each Additional Borrower hereinafter collectively referred to as the “Borrowers” and, each individually, a “Borrower”), and HERCULES TECHNOLOGY GROWTH CAPITAL, INC., a Maryland corporation (the “Lender”).

RECITALS

A. Borrower has requested Lender to make available to Borrowers a loan in an aggregate principal amount of up to Ten Million Dollars ($10,000,000) (the “Term Loan”); and

B. Lender is willing to make the Term Loan on the terms and conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, Borrower and Lender agree as follows:

SECTION 1. DEFINITIONS AND RULES OF CONSTRUCTION

1.1. Unless otherwise defined herein, the following capitalized terms shall have the following meanings:

"777 Patent Litigation" means litigation relating to the Borrowers' patent infringement case against AngioDynamics, Inc, and Vascular Solutions, Inc. relating to '777 patent, Civil Action No. 04-10019NMG and Civil Action No. 04-10444NMG, filed in the United States District Court for the District of Massachusetts.

“Account Control Agreement(s)” means any agreement entered into by and among the Lender, any Borrower and a third party Bank or other institution (including a Securities Intermediary) in which such Borrower maintains a Deposit Account or an account holding Investment Property and which is intended to perfect Lender’s security interest in the subject account or accounts.

“ACH Authorization” means the ACH Debit Authorization Agreement in substantially the form of Exhibit H.

“Additional Borrower” has the meaning given to such term in the preamble to this Agreement.

“Advances” means any Term Loan Advance.

“Advance Date” means the funding date of any Advance.

“Advance Request” means a request for an Advance submitted by any Borrower to Lender in substantially the form of Exhibit A.

“Aggregate Gross Consideration” means the aggregate amount of cash, notes and the fair market value of any securities or other property paid or payable directly or indirectly to Holdings or to the equityholders of Holdings in connection with a consummated Change in Control, including, without limitation, (i) any dividends paid or any stock redemptions made in connection with the Change in Control, (ii) all indebtedness for borrowed money and other liabilities directly or indirectly assumed, refinanced, retired or extinguished in connection with the Change in Control, or which otherwise remains outstanding with Holdings or any subsidiary thereof as of the consummation of the Change in Control, (iii) all amounts paid or other value ascribed in the Change in Control (including the form of “rollover” options or warrants) in respect of issued warrants, options or other convertible securities, whether or not vested, in connection with the Change in Control, the value of which shall be based on the difference between the acquisition price and exercise or conversion price of such securities; (iv) the full amount of any consideration placed in escrow or otherwise held back to support the Company’s (or its stockholders’) indemnification or similar obligation under the definitive documents with respect to the Change in Control; (v) the present value (as agreed to in good faith by the parties) of any contingent consideration to be paid in the future; and (vi) the value of any retained interest in Holdings, based on the per-share value paid in the Change in Control, if less than 100% of the equity of Holdings is transferred in the Change in Control.

“Agreement” means this Loan and Security Agreement, as amended from time to time.

“Assignee” has the meaning given to it in Section 12.13.

“Availability Period” has the meaning given to it in Section 2.1(a).

“Borrower” or “Borrowers” has the meaning given to such terms in the preamble to this Agreement.

“Borrower Products” means all products, software, service offerings, technical data or technology currently being designed, manufactured or sold by any Borrower or which any Borrower intends to sell, license, or distribute in the future including any products or service offerings under development, collectively, together with all products, software, service offerings, technical data or technology that have been sold, licensed or distributed by any Borrower since its incorporation.

“Business Day” means a day in which the banking institutions in the State of California are open for business.

“Cash” means all cash and liquid funds.

“Change in Control” means (i) any reorganization, recapitalization, consolidation or merger (or similar transaction or series of related transactions) of any Borrower, (ii) any sale or issuance by any Borrower of new shares of Preferred Stock of such Borrower to investors, none of whom are current investors in such Borrower, and such new shares of Preferred Stock are senior to all existing Preferred Stock and Common Stock with respect to liquidation preferences, and the aggregate liquidation preference of the new shares of Preferred Stock is more than fifty percent (50%) of the aggregate liquidation preference of all shares of Preferred Stock and Common Stock of the Company, (iii) any sale, lease, license or transfer of any substantial part of the assets of any Borrower or any Subsidiary, (iv) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, becomes the "beneficial owner" (as defined in Rules 13d-3 and 13-d5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership" of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an "option right")), directly or indirectly, of 25% or more of the equity securities of Holdings entitled to vote for members of the board of directors or equivalent governing body of Holdings on a fully-diluted basis (and taking into account all such securities that such "person" or "group" has the right to acquire pursuant to any option right), (v) during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of Holdings cease to be composed of individuals (a) who were members of that board or equivalent governing body on the first day of such period, or (b) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (a) above constituting at the time of the election or nomination at least a majority of that board or equivalent governing body, or (vi) if at any time Holdings owns less than 100% of all outstanding shares of any of the Lead Borrower, of Diomed Limited, or of Diolaser Mexico S.A. de C.V.

“Change in Control Payment” has the meaning given to it in Section 7.17(c).

“Claims” has the meaning given to it in Section 12.10.

“Closing Date” means the date of this Agreement.

"Closing Success Fee" means a success fee in the amount of $200,000 to be paid by Borrowers to Lender on the Closing Date.

“Collateral” means the property described in Section 3.1.

“Common Stock” means shares of the common stock of Holdings.

“Confidential Information” has the meaning given to it in Section 12.12.

“Contingent Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to (i) any indebtedness, lease, dividend, letter of credit or other obligation of another, including any such obligation directly or indirectly guaranteed, endorsed, co-made or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable; (ii) any obligations with respect to undrawn letters of credit, corporate credit cards or merchant services issued for the account of that Person; and (iii) all obligations arising under any interest rate, currency or commodity swap agreement, interest rate cap agreement, interest rate collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; provided, however, that the term “Contingent Obligation” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determined amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith; provided, however, that such amount shall not in any event exceed the maximum amount of the obligations under the guarantee or other support arrangement.

“Convertible Debentures” means the convertible debentures due October 25, 2008, principal amount $3,712,000.

“Convertible Noteholders” means holders of promissory notes pursuant to the Convertible Debentures.

“Copyright License” means any written agreement granting any right to use any Copyright or Copyright registration, now owned or hereafter acquired by any Borrower or in which such Borrower now holds or hereafter acquires any interest.

“Copyright Security Agreement” means a copyright security agreement executed and delivered by each Borrower and the Lender, as such may be amended, restated or otherwise modified from time to time.

“Copyrights” means all copyrights, whether registered or unregistered, held pursuant to the laws of the United States, any State thereof, or of any other country.

“Deposit Accounts” means any “deposit accounts,” as such term is defined in the UCC, and includes any checking account, savings account, or certificate of deposit.

“ERISA” is the Employee Retirement Income Security Act of 1974, and its regulations.

“Event of Default” has the meaning given to it in Section 10.

“Facility Charge” means two percent (2.0%) of the Maximum Term Loan Amount.

“Financial Statements” has the meaning given to it in Section 7.1.

“GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time.

“Governmental Authority” shall mean the government of the United States, any foreign country or any multinational authority, or any state, commonwealth, protectorate or political subdivision thereof, and any entity, body or authority exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including the PBGC and other quasi-governmental entities established to perform such functions.

“Indebtedness” means indebtedness of any kind, including (a) all indebtedness for borrowed money or the deferred purchase price of property or services, including reimbursement and other obligations with respect to surety bonds and letters of credit, (b) all obligations evidenced by notes, bonds, debentures or similar instruments, (c) all capital lease obligations, and (d) all Contingent Obligations.

“Insolvency Proceeding” is any proceeding by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Intellectual Property” means all of Borrowers’ Copyrights; Trademarks; Patents; Licenses; trade secrets and inventions; mask works; Borrowers’ applications therefor and reissues, extensions, or renewals thereof; and Borrowers’ goodwill associated with any of the foregoing, together with Borrowers’ rights to sue for past, present and future infringement of Intellectual Property and the goodwill associated therewith.

“Intercreditor Agreement” means that certain Intercreditor Agreement dated the date hereof between all holders of Convertible Debentures and the Lender pursuant to which each such holder subordinates its right to payment and performance of, and all liens and security interests securing, the Subordinated Debt (as defined therein) in favor of the Lender.

“Investment” means any beneficial ownership (including stock, partnership or limited liability company interests) of or in any Person, or any loan, advance or capital contribution to any Person or the acquisition of all, or substantially all, of the assets of another Person.

“Judgment” means any judgment of the United States District Court for the District of Massachusetts or any successor court in respect of the 777 Patent Litigation.

“Joinder Agreements” means for each Additional Borrower, a completed and executed Joinder Agreement in substantially the form attached hereto as Exhibit G.

“Lender” has the meaning given to it in the preamble to this Agreement.

“Lender Expenses” are all audit fees and expenses, costs, and expenses (including reasonable attorneys’ fees and expenses) for preparing, negotiating, administering, defending and enforcing the Loan Documents (including, without limitation, those incurred in connection with appeals or Insolvency Proceedings) or otherwise incurred with respect to any Borrower.

“License” means any Copyright License, Patent License, Trademark License or other license of rights or interests.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment for security, security interest, encumbrance, levy, lien or charge of any kind, whether voluntarily incurred or arising by operation of law or otherwise, against any property, any conditional sale or other title retention agreement, and any lease in the nature of a security interest, and the filing of any financing statement (other than a precautionary financing statement with respect to a lease that is not in the nature of a security interest) under the UCC or comparable law of any jurisdiction.

“Loan” means the Advances made under this Agreement.

“Loan Documents” means this Agreement, the Notes, the Intercreditor Agreement, the ACH Authorization, the Pledge Agreements, the Account Control Agreements, the Joinder Agreements, the Copyright Security Agreement, the Trademark Security Agreement, the Patent Security Agreement, all UCC Financing Statements, the Warrant, the Supplemental Warrant and any other documents executed in connection with the Secured Obligations or the transactions contemplated hereby, as the same may from time to time be amended, modified, supplemented or restated.

“Material Adverse Effect” means a material adverse effect upon: (i) the business, operations, properties, assets or condition (financial or otherwise) of the Borrowers taken as a whole; or (ii) the ability of the Borrowers to perform the Secured Obligations in accordance with the terms of the Loan Documents, or the ability of Lender to enforce any of its rights or remedies with respect to the Secured Obligations; or (iii) the Collateral or Lender’s Liens on the Collateral or the priority of such Liens.

“Maximum Term Loan Amount” means Ten Million and No/100 Dollars ($10,000,000).

“Maximum Rate” shall have the meaning assigned to such term in Section 2.2.

“Next Event” means the closing of Holdings’ next round of private equity financing which first becomes effective after the Closing Date and results in aggregate proceeds to any Borrower of at least $10,000,000.

“Notes” means any Term Note as it may be amended, restated or modified from time to time.

“Patent License” means any written agreement granting any right with respect to any invention on which a Patent is in existence or a Patent application is pending, in which agreement any Borrower now holds or hereafter acquires any interest.

“Patents” means all letters patent of, or rights corresponding thereto, in the United States or in any other country, all registrations and recordings thereof, and all applications for letters patent of, or rights corresponding thereto, in the United States or any other country.

“Patent Security Agreement” means a patent security agreement executed and delivered by each Borrower and the Lender, as such may be amended, restated or otherwise modified from time to time.

“Permitted Indebtedness” means: (i) Indebtedness of any Borrower in favor of Lender arising under this Agreement or any other Loan Document; (ii) Indebtedness existing on the Closing Date which is disclosed in Schedule 1A; (iii) Indebtedness of up to $100,000 outstanding at any time secured by a lien described in clause (vii) of the defined term “Permitted Liens,” provided such Indebtedness does not exceed the lesser of the cost or fair market value of the Equipment financed with such Indebtedness; (iv) Indebtedness to trade creditors incurred in the ordinary course of business not outstanding for more than one hundred and twenty (120) days, including Indebtedness incurred in the ordinary course of business with corporate credit cards; (v) Indebtedness that also constitutes a Permitted Investment; (vi) reimbursement obligations in connection with letters of credit that are secured by cash or cash equivalents and issued on behalf of any Borrower or any Subsidiary thereof in an amount not to exceed $200,000 at any time outstanding; (vii) Indebtedness owing from any Borrower to another Borrower; (viii) other Indebtedness in an amount not to exceed $200,000 at any time outstanding; and (ix) extensions, refinancings and renewals of any items of Permitted Indebtedness, provided that the principal amount is not increased or the terms modified to impose materially more burdensome terms upon the relevant Borrower or its Subsidiary, as the case may be.

“Permitted Investment” means: (i) Investments existing on the Closing Date which are disclosed in Schedule 1B; (ii) (a) marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency or any State thereof maturing within one year from the date of acquisition thereof, (b) commercial paper maturing no more than one year from the date of creation thereof and currently having rating of at least A-2 or P-2 from either Standard & Poor’s Corporation or Moody’s Investors Service, (c) certificates of deposit issued by any bank with assets of at least $500,000,000 maturing no more than one year from the date of investment therein, and (d) money market accounts; (iii) repurchases of stock from former employees, directors, or consultants of any Borrower under the terms of applicable repurchase agreements at the original issuance price of such securities in an aggregate amount not to exceed $250,000 in any fiscal year, provided that no Event of Default has occurred, is continuing or would exist after giving effect to the repurchases; (iv) Investments accepted in connection with Permitted Transfers; (v) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of a Borrower’s business; (vi) Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not affiliates, in the ordinary course of business, provided that this subparagraph (vi) shall not apply to Investments of any Borrower in any Subsidiary; (vii) Investments consisting of loans not involving the net transfer on a substantially contemporaneous basis of cash proceeds to employees, officers or directors relating to the purchase of capital stock of a Borrower pursuant to employee stock purchase plans or other similar agreements approved by such Borrower’s Board of Directors; (viii) Investments consisting of travel advances in the ordinary course of business; (ix) Investments in newly-formed Subsidiaries organized in the United States, provided that such Subsidiaries enter into a Joinder Agreement promptly after their formation by Borrower and execute such other documents as shall be reasonably requested by Lender; (x) joint ventures or strategic alliances in the ordinary course of a Borrower’s business consisting of the nonexclusive licensing of technology, the development of technology or the providing of technical support, provided that any cash Investments by any Borrower do not exceed $100,000 in the aggregate in any fiscal year; (xi) so long as no Event of Default has occurred or is continuing, Investments in Diomed Limited to be used solely for the purchase of inventory for resale to customers and for use by sales personnel in the ordinary course of business and for the payment of operating expenses incurred in the ordinary course of business and consistent with past practices of Diomed Limited and on behalf of Diomed Limited, provided that the funding of any such Investment shall not be made until a date which is more than thirty (30) days prior to the date any amounts in this clause (xi) are due and payable; (xii) so long as no Event of Default has occurred or is continuing, Investments made in Diolaser Mexico S.A. de C.V., not to exceed $250,000 in the aggregate per fiscal year; and (xiii) additional Investments that do not exceed $250,000 in the aggregate. For the avoidance of doubt, Investments to Restricted Subsidiaries are not permitted without the prior written consent of the Lender.

“Permitted Liens” means any and all of the following: (i) Liens in favor of Lender; (ii) Liens existing on the Closing Date which are disclosed in Schedule 1C; (iii) Liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings; provided, that each Borrower maintains adequate reserves therefor in accordance with GAAP; (iv) Liens securing claims or demands of materialmen, artisans, mechanics, carriers, warehousemen, landlords and other like Persons arising in the ordinary course of a Borrower’s business and imposed without action of such parties; provided, that the payment thereof is not yet required; (v) Liens arising from judgments, decrees or attachments in circumstances which do not constitute an Event of Default hereunder; (vi) the following deposits, to the extent made in the ordinary course of business: deposits under worker’s compensation, unemployment insurance, social security and other similar laws, or to secure the performance of bids, tenders or contracts (other than for the repayment of borrowed money) or to secure indemnity, performance or other similar bonds for the performance of bids, tenders or contracts (other than for the repayment of borrowed money) or to secure statutory obligations (other than liens arising under ERISA or environmental liens) or surety or appeal bonds, or to secure indemnity, performance or other similar bonds; (vii) Liens on Equipment or software or other intellectual property constituting purchase money liens and Liens in connection with capital leases securing Indebtedness permitted in clause (iii) of “Permitted Indebtedness”; (viii) leasehold interests in leases or subleases and licenses granted in the ordinary course of business and not interfering in any material respect with the business of the licensor; (ix) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of custom duties that are promptly paid on or before the date they become due; (x) Liens on insurance proceeds securing the payment of financed insurance premiums that are promptly paid on or before the date they become due (provided that such Liens extend only to such insurance proceeds and not to any other property or assets); (xi) statutory and common law rights of set-off and other similar rights as to deposits of cash and securities in favor of banks, other depository institutions and brokerage firms; (xii) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business so long as they do not materially impair the value or marketability of the related property; and (xiii) Liens on cash or cash equivalents securing obligations permitted under clause (vi) of the definition of Permitted Indebtedness; and (xiv) Liens incurred in connection with the extension, renewal or refinancing of the indebtedness secured by Liens of the type described in clauses (i) through (x) above; provided, that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness being extended, renewed or refinanced (as may have been reduced by any payment thereon) does not increase.

“Permitted Transfers” means (i) sales of Inventory in the normal course of business including, without limitation, sales or pre-sales of Inventory in the normal course of business and on arms length terms to either Diolaser Mexico S.A. de C.V. or Diomed Limited; (ii) non-exclusive licenses and similar arrangements for the use of Intellectual Property in the ordinary course of business and licenses that could not result in a legal transfer of title of the licensed property but that may be exclusive in respects other than territory and that may be exclusive as to territory only as to discreet geographical areas outside of the United States in the ordinary course of business; (iii) dispositions of worn-out, obsolete or surplus Equipment at fair market value in the ordinary course of business; and (iv) other Transfers of assets having a fair market value of not more than $250,000 in the aggregate in any fiscal year. For the avoidance of doubt, no transfers to Restricted Subsidiaries are permitted without the prior written consent of the Lender.

“Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, other entity or government.

“Pledge Agreements” means (a) that certain Pledge Agreement, dated as of the Closing Date, executed and delivered by Holdings pledging its interest in the Lead Borrower and the Lead Borrower pledging its interest in Diomed PDT, Inc. and Diomed Acquisition Corp., and (b) that certain Share Charge dated as of the Closing Date, executed and delivered by the Lead Borrower pledging its interest in Diomed Limited, and (c) any other pledge agreement executed and delivered pursuant to the terms hereof, as each such agreement may be amended, restated or otherwise modified from time to time.

“Preferred Stock” means at any given time any equity security issued by any Borrower that has any rights, preferences or privileges senior to such Borrower’s common stock.

“Prepayment Charge” has the meaning given to it in Section 2.4.

“Restricted Subsidiaries” means Diomed PDT, Inc. and Diomed Acquisition Corp.

“Secured Obligations” means each Borrower’s obligation to repay to Lender the Loan and all Advances (whether or not evidenced by any Note), together with all principal, interest, fees, costs, professional fees and expenses, or other liabilities or obligations for monetary amounts owed by any Borrower to Lender however arising, including the indemnity and insurance obligations in Section 6 and including such amounts as may accrue or be incurred before or after default or workout or the commencement of any liquidation, dissolution, bankruptcy, receivership or reorganization by or against any Borrower, whether due or to become due, matured or unmatured, liquidated or unliquidated, contingent or non-contingent, and all covenants and duties of any kind or nature, present or future, in each case, arising under this Agreement, the Notes, or any of the other Loan Documents, as the same may from time to time be amended, modified, supplemented or restated, whether or not such obligations are partially or fully secured by the value of Collateral.

“Subsidiary” means an entity, whether corporate, partnership, limited liability company, joint venture or otherwise, in which any Borrower owns or controls 50% or more of the outstanding voting securities, including each entity listed on Schedule 1 hereto.

“Term Loan Advance” means any Term Loan funds advanced under this Agreement.

“Term Loan Interest Rate” means for any day, the prime rate as reported in The Wall Street Journal plus 3.20%.

“Term Loan Maturity Date” means July 1, 2010.

“Term Note” means a promissory note in substantially the form of Exhibit B.

“Trademark License” means any written agreement granting any right to use any Trademark or Trademark registration, now owned or hereafter acquired by any Borrower or in which any Borrower now holds or hereafter acquires any interest.

“Trademarks” means all trademarks (registered, common law or otherwise) and any applications in connection therewith, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof.

“Trademark Security Agreement” means a trademark security agreement executed and delivered by each Borrower and the Lender, as such may be amended, restated or otherwise modified from time to time.

“UCC” means the Uniform Commercial Code as the same is, from time to time, in effect in the State of California; provided, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of, or remedies with respect to, Lender’s Lien on any Collateral is governed by the Uniform Commercial Code as the same is, from time to time, in effect in a jurisdiction other than the State of California, then the term “UCC” shall mean the Uniform Commercial Code as in effect, from time to time, in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions.

“US Subsidiary” has the meaning given to such term in the preamble to this Agreement.

“Warrant” means the warrant entered into in connection with the Loan.

1.2. Unless otherwise specified, all references in this Agreement or any Annex or Schedule hereto to a “Section,” “subsection,” “Exhibit,” “Annex,” or “Schedule” shall refer to the corresponding Section, subsection, Exhibit, Annex, or Schedule in or to this Agreement. Unless otherwise specifically provided herein, any accounting term used in this Agreement or the other Loan Documents shall have the meaning customarily given such term in accordance with GAAP, and all financial computations hereunder shall be computed in accordance with GAAP, consistently applied. Unless otherwise defined herein or in the other Loan Documents, terms that are used herein or in the other Loan Documents and defined in the UCC shall have the meanings given to them in the UCC.

SECTION 2. THE LOAN

2.1. Term Loan.

(a) Advances. Subject to the terms and conditions of this Agreement, Lender will make and Borrowers agree to draw, a Term Loan Advance of $6,000,000 on the Closing Date. Any Borrower may request additional Term Loan Advances in an aggregate amount up to $4,000,000, to be advanced in minimum increments of $2,000,000, beginning on January 31, 2008 and continuing until March 30, 2008 (the “Availability Period”). The aggregate outstanding Term Loan Advances may be up to and shall not exceed the Maximum Term Loan Amount.

(b) Advance Request. To obtain a Term Loan Advance, the relevant Borrower shall complete, sign and deliver an Advance Request to Lender and each Borrower shall complete, sign and deliver a Term Note to Lender. Lender shall fund the Term Loan Advance in the manner requested by the Advance Request provided that each of the conditions precedent to such Term Loan Advance is satisfied as of the requested Advance Date.

(c) Interest. The principal balance of each Term Loan Advance shall bear interest thereon from such Advance Date at the Term Loan Interest Rate based on a year consisting of 360 days, with interest computed daily based on the actual number of days elapsed. The Term Loan Interest Rate for each Term Loan Advance will be fixed on the date of that Term Loan Advance, and will apply to that Term Loan Advance for so long as it is outstanding, including during the period of amortization.

(d) Payment. Borrower will pay interest on each Term Loan Advance on the first day of each month, beginning the month after the Advance Date. Borrower shall repay the aggregate Term Loan principal balance that is outstanding on June 30, 2008 in 24 equal monthly installments of principal and interest beginning July 1, 2008 and continuing on the first business day of each month thereafter. The Term Loan entire principal balance and all accrued but unpaid interest hereunder, shall be due and payable on the Term Loan Maturity Date. Borrower shall make all payments under this Agreement without setoff, recoupment or deduction and regardless of any counterclaim or defense. Lender will initiate debit entries to the relevant Borrower’s account as authorized on the ACH Authorization on each payment date of all periodic obligations payable to Lender under each Term Note or Term Advance.

2.2. Maximum Interest. Notwithstanding any provision in this Agreement, the Notes, or any other Loan Document, it is the Parties’ intent not to contract for, charge or receive interest at a rate that is greater than the maximum rate permissible by law that a court of competent jurisdiction shall deem applicable hereto (which under the laws of the State of California shall be deemed to be the laws relating to permissible rates of interest on commercial loans) (the “Maximum Rate”). If a court of competent jurisdiction shall finally determine that Borrowers have actually paid to Lender an amount of interest in excess of the amount that would have been payable if all of the Secured Obligations had at all times borne interest at the Maximum Rate, then such excess interest actually paid by the Borrowers shall be applied as follows: first, to the payment of principal outstanding on the Notes; second, after all principal is repaid, to the payment of Lender’s accrued interest, costs, expenses, professional fees and any other Secured Obligations; and third, after all Secured Obligations are repaid, the excess (if any) shall be refunded to the Borrowers.

2.3. Default Interest. In the event any payment is not paid on the scheduled payment date, an amount equal to five percent (5%) of the past due amount shall be payable on demand. In addition, upon the occurrence and during the continuation of an Event of Default hereunder, all Secured Obligations, including principal, interest, compounded interest, and professional fees, shall bear interest at a rate per annum equal to the rate set forth in Section 2.1(c) plus five percent (5%) per annum. In the event any interest is not paid when due hereunder, delinquent interest shall be added to principal and shall bear interest on interest, compounded at the rate set forth in Section 2.1(c) or Section 2.3, as applicable.

2.4. Prepayment. At its option upon at least 7 business days prior notice to Lender, Borrowers may prepay all, but not less than all, of the outstanding Advances by paying the entire principal balance, all accrued and unpaid interest, together with a prepayment charge equal to the following percentage of the Advance amount being prepaid; if such Advance amounts are prepaid in any of the first twelve (12) months following the Closing Date, 3%; after twelve (12) months but prior to twenty four (24) months, 2%; and thereafter, 1% (each, a “Prepayment Charge”). Each Borrower agrees that the Prepayment Charge is a reasonable calculation of Lender’s lost profits in view of the difficulties and impracticality of determining actual damages resulting from an early repayment of the Advances. Borrowers shall prepay the outstanding amount of all principal and accrued interest and unpaid interest upon a Change of Control. Borrowers shall not be required to pay a Prepayment Charge and such Prepayment Charge shall be deemed waived in the event of the Borrowers' early repayment of the Advances is made substantially contemporaneously with the acquisition of all or substantially all of the assets of Holdings by a third party or all or substantially all of the stock of Holdings by a third party or the merger or consolidation of holdings with a third party.

2.5. End of Term Charge. On the earliest to occur of (i) the Term Loan Maturity Date, (ii) the date that Borrower prepays the outstanding Obligations, or (iii) the Obligations become due and payable, Borrower shall pay Lender a charge of 9.50% of the aggregate Advances made to the Borrowers.

2.6. Joint and Several Liability of the Borrowers. Each Borrower is accepting joint and several liability hereunder and under the other Loan Documents in consideration of the financial accommodations to be provided by Lender under this Agreement, for the mutual benefit, directly and indirectly, of each Borrower and in consideration of the undertakings of the other Borrowers to accept joint and several liability for the Secured Obligations. Each Borrower, jointly and severally, hereby irrevocably, absolutely and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Borrowers, with respect to the payment and performance of all of the Secured Obligations (including, without limitation, any Secured Obligations arising under this Section 2.6), it being the intention of Borrowers that all the Secured Obligations shall be the joint and several obligations of Borrowers without preferences or distinction among them. If and to the extent that any of Borrowers shall fail to make any payment with respect to any of the Secured Obligations as and when due or to perform any of the Secured Obligations in accordance with the terms thereof, then in each such event, the other Persons composing Borrowers will make such payment with respect to, or perform, such Secured Obligation. Each Borrower hereby agrees that it will not enforce any of its rights of contribution or subrogation against Borrowers with respect to any liability incurred by it hereunder or under any of the other Loan Documents, any payments made by it to Lender with respect to any of the Secured Obligations or any collateral security therefor until such time as all of the Secured Obligations have been paid in full in cash. Any claim which any Borrower may have against any other Borrower with respect to any payments to Lender hereunder or under any other Loan Documents are hereby expressly made subordinate and junior in right of payment, without limitation as to any increases in the Secured Obligations arising hereunder or thereunder, to the prior payment in full in cash of the Secured Obligations and, in the event of any insolvency, bankruptcy, receivership, liquidation, reorganization or other similar proceeding under the laws of any jurisdiction relating to any Borrower, its debts or its assets, whether voluntary or involuntary, all such Secured Obligations shall be paid in full in cash before any payment or distribution of any character, whether in cash, securities or other property, shall be made to any other Borrower therefor.

2.7. Lead Borrower. Each Borrower hereby irrevocably appoints Diomed, Inc. as the borrowing agent and attorney-in-fact for all Borrowers, which appointment shall remain in full force and effect unless and until Lender shall have received prior written notice signed by each Borrower that such appointment has been revoked and that another Borrower has been appointed Lead Borrower.

SECTION 3. SECURITY INTEREST

3.1. As security for the prompt, complete and indefeasible payment when due (whether on the payment dates or otherwise) of all the Secured Obligations, each Borrower grants to Lender a security interest in all of such Borrower’s personal property now owned or hereafter acquired, including the following: (collectively, the “Collateral”): (a) Accounts; (b) Equipment; (c) Fixtures; (d) General Intangibles; (e) Inventory; (f) Investment Property (but excluding (a) thirty-five percent (35%) of the capital stock of any foreign Subsidiary that constitutes a Permitted Investment, and (b) the capital stock of Luminetix Corp. (but, for the avoidance of doubt, Collateral shall include any proceeds or distributions in respect thereof); (g) Deposit Accounts; (h) Cash; (i) Goods and other tangible and intangible personal property of any Borrower whether now or hereafter owned or existing, leased, consigned by or to, or acquired by, such Borrower and wherever located; (j) Patents, Patent Licenses; (k) Trademarks and Trademark Licenses; (l) Copyrights and Copyright Licenses; (m) all right, title, interest and claim of any Borrower to or in respect of all sums due and to become due to any Borrower arising out of or pursuant to the Judgment; and (n) to the extent not otherwise included, all Proceeds of each of the foregoing and all accessions to, substitutions and replacements for, and rents, profits and products of each of the foregoing.

3.2. Authorization to File Financing Statements. Each Borrower hereby irrevocably authorizes the Lender at any time and from time to time to file in any filing office in any UCC jurisdiction any initial financing statements and amendments thereto that (a) indicate the Collateral (i) as all assets of such Borrower or words of similar effect, regardless of whether any particular asset comprised in the Collateral falls within the scope of Article 9 of the UCC, or (ii) as being of an equal or lesser scope or with greater detail, and (b) provide any other information required by part 5 of Article 9 of the UCC for the sufficiency or filing office acceptance of any financing statement or amendment. Each Borrower agrees to furnish any such information to the Lender promptly upon request. Each Borrower also ratifies its authorization for the Lender to have filed in any UCC jurisdiction any like initial financing statements or amendments thereto if filed prior to the date hereof.

3.3. Other Actions. Further to insure the attachment, perfection and first priority (subject to Permitted Liens) of, and the ability of the Lender to enforce the Lender’s Liens, each Borrower agrees, in each case at the Borrowers’ expense, to take the following actions with respect to the following Collateral and without limitation on the Borrowers’ other obligations contained in this Agreement:

(a) Promissory Notes and Tangible Chattel Paper. If any Borrower shall, now or at any time hereafter, hold or acquire any promissory notes or tangible chattel paper (other than leases of lasers in the ordinary course of business), such Borrower shall, at Lender’s request, forthwith endorse, assign and deliver the same to the Lender, accompanied by such instruments of transfer or assignment duly executed in blank as the Lender may from time to time specify.

(b) Deposit Accounts. For each deposit account that any Borrower, now or at any time hereafter, opens or maintains, such Borrower shall, prior to or concurrently with the opening of such deposit account, pursuant to an agreement in form and substance reasonably satisfactory to the Lender, cause the depositary bank to agree to comply, without further consent of such Borrower, at any time during the continuance of an Event of Default with instructions from the Lender to such depositary bank directing the disposition of funds from time to time credited to such deposit account. The provisions of this paragraph shall not apply to a deposit account for which the Lender is the depositary bank and is in automatic control, (y) any deposit accounts specially and exclusively used for petty cash and which shall not at any time contain more than $10,000, and (z) any deposit accounts specially and exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of such Borrower’s salaried employees.

(c) Investment Property. If any Borrower shall, now or at any time hereafter, hold or acquire any certificated securities, such Borrower shall forthwith endorse, assign and deliver the same to the Lender, accompanied by such instruments of transfer or assignment duly executed in blank as the Lender may from time to time specify. If any securities now or hereafter acquired by any Borrower are uncertificated and are issued to such Borrower or its nominee directly by the issuer thereof, such Borrower shall promptly, but no later than three (3) Business Days after receipt thereof notify the Lender thereof and, at the Lender’s request and option, either (i) cause the issuer to enter into an Account Control Agreement or an agreement under Section 8-106 of the UCC whereby the issuer agrees with instructions originated by Lender without further consent by any Borrower, or (ii) pursuant to an agreement in form and substance satisfactory to the Lender, arrange for the Lender to become the registered owner of the securities. If any securities, whether certificated or uncertificated, or other investment property now or hereafter acquired by any Borrower are held by such Borrower or its nominee through a securities intermediary or commodity intermediary, such Borrower shall promptly, but no later than three (3) Business Days after receipt thereof notify the Lender thereof and, at the Lender’s request and option, either (x) cause such securities intermediary or (as the case may be) commodity intermediary to enter into an Account Control Agreement, or (y) pursuant to an agreement in form and substance satisfactory to the Lender, in the case of financial assets or other investment property held through a securities intermediary, arrange for the Lender to become the entitlement holder with respect to such investment property, with such Borrower being permitted, only with the consent of the Lender, to exercise rights to withdraw or otherwise deal with such investment property. The provisions of this paragraph shall not apply to any financial assets credited to a securities account for which the Lender is the securities intermediary.

(d) Collateral in the Possession of a Bailee. If any Collateral is, now or at any time hereafter, in the possession of a bailee, Borrowers shall promptly notify the Lender thereof and, at the Lender’s request and option, shall promptly obtain a bailee acknowledgment and access agreement in form and substance reasonably satisfactory to the Lender.

(e) Letter-of-credit Rights. If any Borrower is, now or at any time hereafter, a beneficiary under a letter of credit, such Borrower shall promptly notify the Lender thereof and, at the request and option of the Lender, such Borrower shall, pursuant to an agreement in form and substance reasonably satisfactory to the Lender, either (a) arrange for the issuer and any confirmer of such letter of credit to consent to an assignment to the Lender of the proceeds of the letter of credit or (b) arrange for the Lender to become the transferee beneficiary of the letter of credit.

(f) Commercial Tort Claims. If any Borrower shall, now or at any time hereafter, hold or acquire a commercial tort claim in an amount greater than $100,000, such Borrower shall promptly notify the Lender in a writing signed by such Borrower of the particulars thereof and grant to the Lender in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to the Lender.

(g) Judgment. The Borrowers shall file pleadings with the appropriate court indicating that the Judgment has been assigned to the Lender as collateral security and shall serve such pleadings on the defendants in the 777 Patent Litigation.

(h) Other Actions as to any and all Collateral. Each Borrower further agrees, upon the request of the Lender and at the Lender’s option, to take any and all other actions as the Lender may reasonably determine to be necessary or useful for the attachment, perfection and first priority (subject to Permitted Liens) of, and the ability of the Lender to enforce, the Lender’s Lien in any and all of the Collateral, including (i) executing, delivering and, where appropriate, filing financing statements and amendments relating thereto under the UCC, to the extent, if any, that the applicable Borrower’s signature thereon is required therefor, (ii) causing the Lender’s name to be noted as secured party on any certificate of title for a titled good if such notation is a condition to attachment, perfection or priority of, or ability of the Lender to enforce, the Lender’s security interest in such Collateral, (iii) complying with any provision of any statute, regulation or treaty of the United States as to any Collateral if compliance with such provision is a condition to attachment, perfection or priority of, or ability of the Lender to enforce, the Lender’s security interest in such Collateral, (iv) obtaining governmental and other third party waivers, consents and approvals, in form and substance reasonably satisfactory to the Lender, including any consent of any licensor, lessor or other person obligated on Collateral, (v) obtaining waivers from mortgagees and landlords in form and substance reasonably satisfactory to the Lender, (vi) creating and perfecting Liens in favor of the Lender in any real property acquired after the Closing Date, and (vii) taking all actions under any earlier versions of the UCC or under any other law, as reasonably determined by the Lender to be applicable in any relevant UCC or other jurisdiction, including any foreign jurisdiction. In addition to the foregoing, each Borrower shall on such periodic basis as the Lender shall require, (w) provide the Lender with a report of all new patentable, copyrightable or trademarkable materials acquired or generated by such Borrower during the prior period (whether or not the Borrower ultimately causes such patent, copyright or trademark to be registered as set forth in clause (x) below), (x) cause all patents, copyrights, and trademarks acquired or generated by such Borrower material to its business that are not already the subject of a registration with the appropriate filing office (or an application therefor diligently prosecuted) and the registration of which would not significantly compromise the Borrower’s competitive position, to be registered with such appropriate filing office in a manner sufficient to impart constructive notice of such Borrower’s ownership thereof, (y) cause to be prepared, executed, and delivered to the Lender supplemental schedules to the applicable Loan Documents to identify such patents, copyrights and trademarks as being subject to the security interests created thereunder, and (z) execute and deliver to the Lender at the Lender’s request Patent, Trademark or Copyright Security Agreements with respect to such patents, trademarks or copyrights for filing with the appropriate filing office.

3.4. Collateral Assignment. Each Borrower agrees and acknowledges that the grant of a security interest in the Judgment as set forth in Section 3.1 is a collateral assignment thereof and the Borrowers hereby collaterally assign such Judgment to the Lender.

3.5. Relation to Other Security Documents. Concurrently herewith each Borrower is executing and delivering to the Lender the Pledge Agreements, a Copyright Security Agreement, a Patent Security Agreement and a Trademark Security Agreement pursuant to which such Borrower is assigning to the Lender certain Collateral as set forth in such agreements. The provisions of such agreements are supplemental to the provisions of this Agreement, and nothing contained in such agreements shall derogate from any of the rights or remedies of the Lender. Neither the delivery of, nor anything contained in, such agreements shall be deemed to prevent or postpone the time of attachment or perfection of any security interest in such Collateral created hereby.

3.6. Power of Attorney. Each Borrower hereby irrevocably makes, constitutes, and appoints the Lender (and any of the Lender’s officers, employees, or agents designated by the Lender) as such Borrower’s true and lawful attorney, with power to (a) if such Borrower refuses to, or fails timely to execute and deliver any of the documents described in Section 3.2, sign the name of Borrower on any of the documents described in Section 3.2, (b) at any time that an Event of Default has occurred and is continuing, sign Borrower’s name on any invoice or bill of lading relating to the Collateral, drafts against account debtors, or notices to account debtors, (c) at any time that an Event of Default has occurred and is continuing, send requests for verification of Receivables, (d) at any time that an Event of Default has occurred and is continuing, endorse Borrower’s name on any collection item that may come into the Lender’s possession, (e) at any time that an Event of Default has occurred and is continuing, make, settle, and adjust all claims under the Borrower’s policies of insurance and make all determinations and decisions with respect to such policies of insurance, and (f) at any time that an Event of Default has occurred and is continuing, settle and adjust disputes and claims respecting the Receivables, Chattel Paper, or General Intangibles directly with account debtors, for amounts and upon terms that the Lender determines to be reasonable, and the Lender may cause to be executed and delivered any documents and releases that the Lender determines to be necessary. The appointment of the Lender as each Borrower’s attorney, and each and every one of its rights and powers, being coupled with an interest, is irrevocable until all of the Obligations have been fully and finally repaid in cash and performed and the Lender’s obligations to extend credit hereunder are terminated.

SECTION 4. CONDITIONS PRECEDENT TO LOAN

The obligations of Lender to make the Loan hereunder are subject to the satisfaction by Borrowers of the following conditions:

4.1. Initial Advance. On or prior to the Closing Date, Borrowers shall have delivered to Lender the following:

(a) executed originals of the Loan Documents required to be delivered on the Closing Date, a legal opinion of Borrowers’ counsel, and all other documents and instruments reasonably required by Lender to effectuate the transactions contemplated hereby or to create and perfect the Liens of Lender with respect to all Collateral, in all cases in form and substance reasonably acceptable to Lender;

(b) certified copy of resolutions of each Borrower’s board of directors evidencing approval of (i) the Loan and other transactions evidenced by the Loan Documents; and (ii) the Warrant and transactions evidenced thereby;

(c) certified copies of the Certificate of Incorporation and the Bylaws, as amended through the Closing Date, of each Borrower;

(d) a certificate of good standing for each Borrower from its state of incorporation and similar certificates from all other jurisdictions in which it does business and where the failure to be qualified would have a Material Adverse Effect;

(e) (i) to the extent not paid prior to the Closing Date, payment of the Facility Charge and reimbursement of Lender’s current expenses reimbursable pursuant to this Agreement, and (ii) payment of the Closing Success Fee as set forth in Section 7.17(a), in each case which amounts may be deducted from the initial Advance;

(f) evidence of insurance, together with endorsements identifying Lender as additional insured on all liability policies and loss payee on all property policies;

(g) results of UCC searches with respect to the Collateral indicating no Liens other than Permitted Liens and otherwise in form and substance satisfactory to the Lender;

(h) written consent of the holders of Holdings' Preferred Stock;

(i) written consent of the Convertible Noteholders; and

(j) such other documents as Lender may reasonably request.

4.2. All Advances. On each Advance Date:

(a) Lender shall have received (i) an Advance Request and a Note for the relevant Advance as required by Section 2.1(b), each duly executed by the relevant Borrower’s Chief Executive Officer or Chief Financial Officer, and (ii) any other documents Lender may reasonably request.

(b) The representations and warranties set forth in this Agreement and in Section 5 and in the Warrant shall be true and correct in all material respects on and as of the Advance Date with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date.

(c) Each Borrower shall be in compliance with all the terms and provisions set forth herein and in each other Loan Document on its part to be observed or performed, and at the time of and immediately after such Advance no Event of Default shall have occurred and be continuing.

(d) Each Advance Request shall be deemed to constitute a representation and warranty by each Borrower on the relevant Advance Date as to the matters specified in paragraphs (b) and (c) of this Section 4.2 and as to the matters set forth in the Advance Request.

4.3. No Default. As of the Closing Date and each Advance Date, (i) no fact or condition exists that would (or would, with the passage of time, the giving of notice, or both) constitute an Event of Default and (ii) no event that has had or could reasonably be expected to have a Material Adverse Effect has occurred and is continuing.

SECTION 5. REPRESENTATIONS AND WARRANTIES OF BORROWER

Each Borrower represents and warrants that:

5.1. Corporate Status. Each Borrower is a corporation duly organized, legally existing and in good standing under the laws of the State of Delaware, and is duly qualified as a foreign corporation in all jurisdictions in which the nature of its business or location of its properties require such qualifications and where the failure to be qualified could reasonably be expected to have a Material Adverse Effect. Each Borrower’s present name, former names (if any), locations, place of formation, tax identification number, organizational identification number and other information are correctly set forth in Exhibit C, as may be updated by Borrower in a written notice (including any Compliance Certificate) provided to Lender after the Closing Date.

5.2. Collateral. Each Borrower owns the Collateral free of all Liens, except for Permitted Liens. Each Borrower has the power and authority to grant to Lender a Lien in the Collateral as security for the Secured Obligations.

5.3. Consents. Each Borrower’s execution, delivery and performance of the Notes, this Agreement and all other Loan Documents, and Lead Borrower’s execution of the Warrant, (i) have been duly authorized by all necessary corporate action of such Borrower, (ii) will not result in the creation or imposition of any Lien upon the Collateral, other than Permitted Liens and the Liens created by this Agreement and the other Loan Documents, (iii) do not violate any provisions of such Borrower’s Certificate or Articles of Incorporation (as applicable), bylaws, or any, law, regulation, order, injunction, judgment, decree or writ to which such Borrower is subject and (iv) except as described on Schedule 5.3, do not violate any contract or agreement or require the consent or approval of any other Person. The individual or individuals executing the Loan Documents and the Warrant are duly authorized to do so.

5.4. Material Adverse Effect. Other than as set forth in the Schedules to this Agreement as in effect on the Closing Date, expressly excluding any changes to or escalation in status of the items listed on such Schedules occurring after the Closing Date and, no event that has had or could reasonably be expected to have a Material Adverse Effect has occurred and is continuing, and Borrowers are not aware of any event likely to occur that is reasonably expected to result in a Material Adverse Effect.

5.5. Actions Before Governmental Authorities. Except as described on Schedule 5.5, there are no actions, suits or proceedings at law or in equity or by or before any Governmental Authority now pending or, to the knowledge of any Borrower, threatened against or affecting any Borrower or its property (i) which would adversely affect the validity or enforceability of any Loan Document or the Lender’s rights under any Loan Document, or (ii) as to which there is a reasonable possibility of an adverse determination and which, if adversely determined, would reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect.

5.6. Laws. No Borrower is in violation of any law, rule or regulation, or in default with respect to any judgment, writ, injunction or decree of any Governmental Authority, where such violation or default is reasonably expected to result in a Material Adverse Effect. No Borrower is in default in any manner under any provision of any agreement or instrument evidencing indebtedness, or any other material agreement to which it is a party or by which it is bound.

5.7. Information Correct. No information, report, Advance Request, financial statement, exhibit or schedule furnished, by or on behalf of Borrowers to Lender in connection with any Loan Document or included therein or delivered pursuant thereto contained, contains or will contain any material misstatement of fact or omitted, omits or will omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were, are or will be made, not misleading at the time such statement was made or deemed made.

5.8. Tax Matters. Except as described on Schedule 5.8, (a) each Borrower has filed all federal, state and local tax returns that it is required to file, (b) each Borrower has duly paid or fully reserved for all taxes or installments thereof (including any interest or penalties) as and when due, which have or may become due pursuant to such returns, and (c) each Borrower has paid or fully reserved for any tax assessment received by such Borrower for the three (3) years preceding the Closing Date, if any (including any taxes being contested in good faith and by appropriate proceedings).

5.9. Intellectual Property Claims. Each Borrower is the sole owner of, or otherwise has the right to use, the Intellectual Property owned or held by such Borrower. Except as described on Schedule 5.9, (i) each of the material Copyrights, Trademarks and Patents is valid and enforceable, (ii) no material part of the Intellectual Property has been judged invalid or unenforceable, in whole or in part, and (iii) no claim has been made to such Borrower that any material part of the Intellectual Property violates the rights of any third party. Exhibit D is a true, correct and complete list of each of Borrower’s Patents, registered Trademarks, registered Copyrights, and material agreements under which each Borrower licenses Intellectual Property from third parties (other than shrink-wrap software licenses), together with application or registration numbers, as applicable, owned by any Borrower, in each case as of the Closing Date. No Borrower is in material breach of, nor has any Borrower failed to perform any material obligations under, any of the foregoing contracts, licenses or agreements and, to each Borrower’s knowledge, no third party to any such contract, license or agreement is in material breach thereof or has failed to perform any material obligations thereunder.

5.10. Intellectual Property. Except as described on Schedule 5.10, each Borrower has, or in the case of any proposed business, will have, all material rights with respect to Intellectual Property necessary in the operation or conduct of Borrower’s business as currently conducted and proposed to be conducted by such Borrower. Without limiting the generality of the foregoing, and in the case of Licenses, except for restrictions that are unenforceable under Division 9 of the UCC, each Borrower has the right, to the extent required to operate Borrower’s business, to freely transfer, license or assign Intellectual Property without condition, restriction or payment of any kind (other than license payments in the ordinary course of business) to any third party, and each Borrower owns or has the right to use, pursuant to valid licenses, all software development tools, library functions, compilers and all other third-party software and other items that are used in the design, development, promotion, sale, license, manufacture, import, export, use or distribution of Borrower Products.

5.11. Borrower Products. Except as described on Schedule 5.11; (a) no Intellectual Property owned by any Borrower or Borrower Product has been or is subject to any actual or, to the knowledge of any Borrower, threatened litigation, proceeding (including any proceeding in the United States Patent and Trademark Office or any corresponding foreign office or agency) or outstanding decree, order, judgment, settlement agreement or stipulation that restricts in any manner any Borrower’s use, transfer or licensing thereof or that may affect the validity, use or enforceability thereof; (b) there is no decree, order, judgment, agreement, stipulation, arbitral award or other provision entered into in connection with any litigation or proceeding that obligates any Borrower to grant licenses or ownership interest in any future Intellectual Property related to the operation or conduct of the business of any Borrower or Borrower Products; (c) no Borrower has received any written notice or claim, or, to the knowledge of Borrower, oral notice or claim, challenging or questioning any Borrower’s ownership in any Intellectual Property (or written notice of any claim challenging or questioning the ownership in any licensed Intellectual Property of the owner thereof) or suggesting that any third party has any claim of legal or beneficial ownership with respect thereto nor, to any Borrower’s knowledge, is there a reasonable basis for any such claim; and (d) no Borrower’s use of its Intellectual Property nor the production and sale of Borrower Products infringes the Intellectual Property or other rights of others.

5.12. Financial Accounts. Exhibit E, as may be updated by any Borrower in a written notice provided to Lender after the Closing Date, is a true, correct and complete list of (a) all banks and other financial institutions at which each Borrower or any US Subsidiary maintains Deposit Accounts and (b) all institutions at which each Borrower or any US Subsidiary maintains an account holding Investment Property, and such exhibit correctly identifies the name, address and telephone number of each bank or other institution, the name in which the account is held, a description of the purpose of the account, and the complete account number therefor.

5.13. Employee Loans. No Borrower has any outstanding loans to any employee, officer or director of such Borrower nor has any Borrower guaranteed the payment of any loan made to an employee, officer or director of any Borrower by a third party.

5.14. Capitalization and Subsidiaries. Each Borrower’s capitalization as of the Closing Date is set forth on Schedule 5.14 annexed hereto. No Borrower owns any stock, partnership interest or other equity securities of any Person, except for Permitted Investments. Attached as Schedule 5.14, is a true, correct and complete list of each Subsidiary. Such Schedule 5.14 may be updated by any Borrower in a written notice provided after the Closing Date, provided that no such update shall be deemed a waiver of any Event of Default resulting from matters disclosed therein.

SECTION 6. INSURANCE; INDEMNIFICATION

6.1. Coverage. Each Borrower shall cause to be carried and maintained commercial general liability insurance, on an occurrence form, against risks customarily insured against in such Borrower’s line of business. Such risks shall include the risks of bodily injury, including death, property damage, personal injury, advertising injury, and contractual liability per the terms of the indemnification agreement found in Section 6.3. Borrowers must maintain a minimum of One Million Dollars ($1,000,000.00) of commercial general liability insurance for each occurrence. Borrowers have and agree to maintain a minimum of Ten Million Dollars ($10,000,000) of directors and officers’ insurance for each occurrence, and Ten Million Dollars ($10,000,000) in the aggregate. So long as there are any Secured Obligations outstanding, each Borrower shall also cause to be carried and maintained insurance upon the Collateral, insuring against all risks of physical loss or damage howsoever caused, in an amount not less than the full replacement cost of the Collateral, provided that such insurance may be subject to standard exceptions and deductibles.

6.2. Certificates. Each Borrower shall deliver to Lender certificates of insurance that evidence such Borrower’s compliance with its insurance obligations in Section 6.1 and the obligations contained in this Section 6.2. Each Borrower’s insurance certificate shall state Lender is an additional insured for commercial general liability, an additional insured and a loss payee for all risk property damage insurance, subject to the insurer’s approval, a loss payee for fidelity insurance, and a loss payee for property insurance and additional insured for liability insurance for any future insurance that Borrowers may acquire from such insurer. Attached to the certificates of insurance will be additional insured endorsements for liability and lender’s loss payable endorsements for all risk property damage insurance and fidelity. All certificates of insurance will provide for a minimum of thirty (30) days advance written notice to Lender of cancellation or any other change adverse to Lender’s interests. Any failure of Lender to scrutinize such insurance certificates for compliance is not a waiver of any of Lender’s rights, all of which are reserved.

6.3. Indemnity. Each Borrower agrees to indemnify and hold Lender and its officers, directors, employees, agents, in-house attorneys, representatives and shareholders harmless from and against any and all claims, costs, expenses, damages and liabilities (including such claims, costs, expenses, damages and liabilities based on liability in tort, including strict liability in tort), including reasonable attorneys’ fees and disbursements and other costs of investigation or defense (including those incurred upon any appeal), that may be instituted or asserted against or incurred by Lender or any such Person as the result of credit having been extended, suspended or terminated under this Agreement and the other Loan Documents or the administration of such credit, or in connection with or arising out of the transactions contemplated hereunder and thereunder, or the handling of Collateral of Borrowers, or any actions or failures to act in connection therewith, or arising out of the disposition or utilization of the Collateral, or Lender’s relying on any instruction of Lead Borrower, or any other actions taken or not taken by Lender hereunder or under any other Loan Document excluding in all cases claims resulting solely from Lender’s gross negligence or willful misconduct. Each Borrower agrees to pay, and to save Lender harmless from, any and all liabilities with respect to, or resulting from any delay in paying, any and all excise, sales or other similar taxes (excluding taxes imposed on or measured by the net income of Lender) that may be payable or determined to be payable with respect to any of the Collateral or this Agreement.

SECTION 7. COVENANTS OF BORROWER

Each Borrower agrees as follows:

7.1. Financial Reports. Each Borrower shall furnish to Lender the Compliance Certificate in the form of Exhibit F monthly within 30 days after the end of each month and the financial statements listed hereinafter (the “Financial Statements”):

(a) as soon as practicable (and in any event within 30 days) after the end of each month, unaudited interim financial statements as of the end of such month (prepared on a consolidated and consolidating basis, if applicable), including balance sheet and related statements of income and cash flows accompanied by a report detailing any material contingencies (including the commencement of any material litigation by or against any Borrower) or any other occurrence that would reasonably be expected to have a Material Adverse Effect, all certified by Holdings’ Chief Executive Officer or Chief Financial Officer to the effect that they have been prepared in accordance with GAAP, except (i) for the absence of footnotes, (ii) that they are subject to normal year end adjustments, and (iii) they do not contain certain non-cash items that are customarily included in quarterly and annual financial statements;

(b) as soon as practicable (and in any event within 45 days) after the end of each calendar quarter, unaudited interim financial statements as of the end of such calendar quarter (prepared on a consolidated and consolidating basis, if applicable), including balance sheet and related statements of income and cash flows accompanied by a report detailing any material contingencies (including the commencement of any material litigation by or against any Borrower) or any other occurrence that would reasonably be expected to have a Material Adverse Effect, all certified by Holdings’ Chief Executive Officer or Chief Financial Officer to the effect that they have been prepared in accordance with GAAP, except (i) for the absence of footnotes, and (ii) that they are subject to normal year end adjustments;

(c) as soon as practicable (and in any event within 90 days) after the end of each fiscal year, (i) unqualified audited financial statements as of the end of such year (prepared on a consolidated and consolidating basis, if applicable), including balance sheet and related statements of income and cash flows, and setting forth in comparative form the corresponding figures for the preceding fiscal year, certified by a firm of independent certified public accountants selected by Borrowers and reasonably acceptable to Lender, accompanied by any management report from such accountants;

(d) promptly after the sending or filing thereof, as the case may be, copies of any proxy statements, financial statements or reports that any Borrower has made available to holders of its Preferred Stock and copies of any regular, periodic and special reports or registration statements that any Borrower files with the Securities and Exchange Commission or any governmental authority that may be substituted therefor, or any national securities exchange; and

(e) budgets, operating plans and other financial information reasonably requested by Lender.

The executed Compliance Certificate may be sent via facsimile to Lender at (617) 261-6551 or via e-mail to bjadot@herculestech.com. All Financial Statements required to be delivered pursuant to clauses (a), (b) and (c) shall be sent via e-mail to financialstatements@herculestech.com with a copy to bjadot@herculestech.com provided, that if e-mail is not available or sending such Financial Statements via e-mail is not possible, they shall be sent via facsimile to Lender at: (617) 261-6551, attention Chief Credit Officer, reference Diomed Holdings, Inc.

7.2. Management Rights. Each Borrower shall permit any representative that Lender authorizes, including its attorneys and accountants, to inspect the Collateral, and examine and make copies and abstracts of the books of account and records of such Borrower at reasonable times and upon reasonable notice during normal business hours. In addition, any such representative shall upon reasonable notice have the right to meet with management and officers of each Borrower to discuss such books of account and records. In addition, Lender shall be entitled at reasonable times and intervals to consult with and advise the management and officers of each Borrower concerning significant business issues affecting such Borrower. Such consultations shall not unreasonably interfere with such Borrower’s business operations. The parties intend that the rights granted Lender shall constitute “management rights” within the meaning of 29 C.F.R Section 2510.3-101(d)(3)(ii), but that any advice, recommendations or participation by Lender with respect to any business issues shall not be deemed to give Lender, nor be deemed an exercise by Lender of, control over any Borrower’s management or policies.

7.3. Further Assurances. Each Borrower shall from time to time execute, deliver and file, alone or with Lender, any financing statements, security agreements, collateral assignments, notices, control agreements, or other documents to perfect or give the highest priority to Lender’s Lien on the Collateral. Each Borrower shall from time to time procure any instruments or documents as may be requested by Lender, and take all further action that may be necessary or desirable, or that Lender may reasonably request, to perfect and protect the Liens granted hereby and thereby. In addition, and for such purposes only, each Borrower hereby authorizes Lender to execute and deliver on behalf of such Borrower and to file such financing statements, collateral assignments, notices, control agreements, security agreements and other documents without the signature of such Borrower either in Lender’s name or in the name of Lender as agent and attorney-in-fact for such Borrower. Each Borrower shall protect and defend such Borrower’s title to the Collateral and Lender’s Lien thereon against all Persons claiming any interest adverse to any Borrower or Lender other than Permitted Liens.

7.4. Compromise of Agreements. With respect to Accounts with a combined value in excess of twenty percent (20%) of all of any individual Borrower’s Accounts then outstanding (other than Accounts constituting proceeds of the 777 Patent Litigation), no Borrower shall (a) grant any material extension of the time of payment thereof, (b) to any material extent, compromise, compound or settle the same for less than the full amount thereof, (c) release, wholly or partly, any Person liable for the payment thereof, or (d) allow any credit or discount whatsoever thereon other than trade discounts granted by such Borrower in the ordinary course of business of such Borrower. Nothing in this Section 7.4 shall be deemed to prevent Borrowers from compromising or settling any actions with respect to the 777 Patent Litigation, provided that no Event of Default has occurred and is continuing and provided further that such actions could not reasonably be expected to result in a Material Adverse Effect.

7.5. Indebtedness. No Borrower shall create, incur, assume, guarantee or be or remain liable with respect to any Indebtedness, or permit any US Subsidiary so to do, other than Permitted Indebtedness, or prepay any Indebtedness or take any actions which impose on any Borrower an obligation to prepay any Indebtedness, or make any cash payment with respect to the Convertible Debentures, except for (i) the conversion of Indebtedness into equity securities and the payment of cash in lieu of and solely for fractional shares in connection with such conversion, (ii) so long as no Event of Default pursuant to Sections 10.1 or 10.6 shall have occurred and be continuing or prior to the acceleration of the Secured Obligations pursuant to Section 11.1, the Borrowers may make any payment of interest due and owing to the Convertible Noteholders in respect of the Convertible Debentures. No Borrower shall be permitted to prepay or repay the obligations owing under the Convertible Debentures without the written consent of the Lender.

7.6. Collateral. Each Borrower shall at all times keep the Collateral and all other property and assets used in such Borrower’s business or in which such Borrower now or hereafter holds any interest free and clear from any legal process or Liens whatsoever (except for (a) Permitted Liens, and (b) those described on Schedule 7.6), and shall give Lender prompt written notice of any legal process affecting the Collateral, such other property and assets, or any Liens thereon. Each Borrower shall cause its US Subsidiaries to protect and defend such US Subsidiary’s title to its assets from and against all Persons claiming any interest adverse to such US Subsidiary, and each Borrower shall cause its Subsidiaries at all times to keep such Subsidiary’s property and assets free and clear from any legal process or Liens whatsoever (except for (a) Permitted Liens, and (b) those described on Schedule 7.6), and shall give Lender prompt written notice of any legal process affecting such Subsidiary’s assets.

7.7. Investments. No Borrower shall directly or indirectly acquire or own, or make any Investment in or to any Person, or permit any of its US Subsidiaries so to do, other than Permitted Investments.

7.8. Distributions. No Borrower shall nor shall any Borrower allow any Subsidiary to, (a) repurchase or redeem any class of stock or other equity interest other than pursuant to employee, director or consultant repurchase plans or other similar agreements, provided, however, in each case the repurchase or redemption price does not exceed the original consideration paid for such stock or equity interest, provided, further, that for purposes of the foregoing, neither the exercise of common stock purchase warrants or options to purchase common stock on a "cashless exercise" basis nor the conversion or exchange for common stock of the Convertible Debentures, or shares of Preferred Stock in accordance with their terms shall not constitute a repurchase or redemption, or (b) declare or pay any cash dividend or make a cash distribution on any class of stock or other equity interest, except that a Subsidiary may pay dividends or make distributions to Borrower, or (c) lend money to any employees, officers or directors or guarantee the payment of any such loans granted by a third party in excess of $100,000 in the aggregate or (d) waive, release or forgive any indebtedness owed by any employees, officers or directors in excess of $100,000 in the aggregate.

7.9. Transfers. Except for Permitted Transfers, no Borrower nor any US Subsidiary shall voluntarily or involuntarily transfer, sell, lease, license, lend or in any other manner convey any equitable, beneficial or legal interest in any material portion of their assets.

7.10. Taxes. Each Borrower and its respective US Subsidiaries shall pay when due all taxes, fees or other charges of any nature whatsoever (together with any related interest or penalties) now or hereafter imposed or assessed against such Borrower, Lender or the Collateral or upon such Borrower’s ownership, possession, use, operation or disposition thereof or upon Borrower’s rents, receipts or earnings arising therefrom. Each Borrower shall file on or before the due date therefor all personal property tax returns in respect of the Collateral. Notwithstanding the foregoing, each Borrower may contest, in good faith and by appropriate proceedings, taxes for which such Borrower maintains adequate reserves therefor in accordance with GAAP.

7.11. Corporate Changes. Neither any Borrower nor any Subsidiary shall change its corporate name, legal form or jurisdiction of formation without twenty (20) days’ prior written notice to Lender. Neither any Borrower nor any Subsidiary shall relocate its chief executive office or its principal place of business unless: (i) it has provided prior written notice to Lender; and (ii) such relocation shall be within the continental United States. Neither any Borrower nor any Subsidiary shall relocate any item of Collateral (other than (w) sales of Inventory in the ordinary course of business, (x) relocations of Equipment having an aggregate value of up to $150,000 in any fiscal year, (y) transportation or relocation of Inventory to the extent that such Inventory is in the custody of Borrowers' sales representatives and is necessary for the purposes of demonstrating Borrowers' products, and (z) relocations of Collateral from a location described on Exhibit C to another location described on Exhibit C) unless (1) it has provided prompt written notice to Lender, (2) such relocation is within the continental United States, and (3) if such relocation is to a third party bailee, it has delivered a bailee agreement in form and substance reasonably acceptable to the Lender.

7.12. New Subsidiaries. Each Borrower shall notify Lender of each Subsidiary formed subsequent to the Closing Date and, if requested in writing by Lender, within 15 days of such request, shall cause any US Subsidiary become an Additional Borrower by execution and delivery to Lender of a Joinder Agreement together with a legal opinion in form and substance satisfactory to Lender and such other documents requested by Lender.

7.13. Modification of Certain Agreements. Each Borrower will not, and will not permit any of its Subsidiaries to, consent to any amendment, supplement, waiver or other modification of, such Borrower’s or such Subsidiary’s certificate of incorporation or formation, by-laws, limited liability company agreement, partnership agreement or such other applicable governing documents.

7.14. Compliance with Laws. Each Borrower shall and shall cause each of its Subsidiaries to, comply with (a) the applicable laws and regulations wherever its business is conducted to the extent to which the non-compliance of such laws and regulations could not reasonably be expected to result in a Material Adverse Effect, (b) the provisions of its organizational documents, (c) all agreements and instruments by which it and any of its properties may be bound to the extent to which the non-compliance of such laws and regulations could not reasonably be expected to result in a Material Adverse Effect and (d) all applicable decrees, orders and judgments.

7.15. Payments. The Lender will initiate debit entries to the Borrower’s account as authorized on the ACH Debit Authorization Agreement in the form of Exhibit H on each Payment Date of all periodic obligations payable to Lender under each Note or Advance.

7.16. Deposit Accounts. Neither any Borrower nor any US Subsidiary of any Borrower shall maintain any Deposit Accounts, or accounts holding Investment Property, except with respect to which Lender has an Account Control Agreement unless otherwise permitted pursuant to Section 3.3(b).

7.17. Additional Fees. Borrowers shall pay to Lender the following additional fees:

(a) a Closing Success Fee (which amount may be deducted from the initial Advance);

(b) on the earlier of (i) June 30, 2008, or (ii) any prepayment in full of the Secured Obligations, whether by voluntary prepayment, accelerated termination or otherwise, a fee in the amount of $900,000; and

(c) in the event of a Change in Control, 1% of the Aggregate Gross Consideration payable in connection with such Change in Control.

7.18. Issuance of Equity. Neither any Borrower nor any US Subsidiary of any Borrower shall issue any class of stock or other equity interest for consideration that is less than $1.15 per share, provided that the conversion price of the Convertible Debentures and the Warrant may be equal to $0.70 per share of Common Stock and Holdings may issue additional shares to the holders of Holdings Preferred Stock such that upon conversion of the Holdings Preferred Stock, such holders would receive, in toto, the number of shares of Common Stock that would have been issued to the holder had the exchange rate of the Holdings Preferred Stock been $0.70 per share.

7.19. Business of Subsidiaries. Notwithstanding anything herein to the contrary, none of the U.S. Subsidiaries other than Holdings and the Lead Borrower shall engage in any trade or business, or own any assets (other than the stock of their Subsidiaries, leases for retail locations or intellectual property with a de minimis value) or incur any Indebtedness (other than the Secured Obligations).

7.20. Treasury Functions. All cash management and treasury functions for any Subsidiary not organized in a jurisdiction of the United States shall be maintained by the Borrowers, provided that Diomed Limited may maintain its existing line of credit with Barclays Bank.

SECTION 8. RIGHT TO PURCHASE STOCK

8.1. Lender or its assignee or nominee shall have the right, in its discretion, to purchase shares of Holdings’ securities having an aggregate purchase price of up to $1,000,000 in the Next Event on the same terms and conditions afforded to other investors in the Next Event.

SECTION 9. CONDITIONS SUBSEQUENT

9.1. 777 Patent Litigation. The Borrowers will, within fourteen (14) days of the Closing Date, have taken all actions necessary to perfect the Lender’s security interest in the proceeds of the Judgment and shall take such further actions in connection with the Judgment as may be requested by Lender.

SECTION 10. EVENTS OF DEFAULT

The occurrence of any one or more of the following events shall be an Event of Default:

10.1. Payments. Any Borrower fails to pay any amount due under this Agreement, the Notes or any of the other Loan Documents on the due date including, without limitation, the Warrant Price Fee or any fee set forth in Section 7.17; or

10.2. Covenants. Any Borrower breaches or defaults in the performance of any covenant or Secured Obligation under this Agreement, the Notes, or any of the other Loan Documents, and (a) with respect to a default under any covenant under this Agreement (other than under Section 6.1, 6.2, 7.5 - 7.9, 7.15 - 7.18 or 9.1) such default continues for more than ten (10) days after the earlier of the date on which (i) Lender has given notice of such default to Lead Borrower and (ii) any Borrower has actual knowledge of such default or (b) with respect to a default under any of Section 6.1, 6.2, 7.5 - 7.9, 7.15 - 7.18 or 9.1, the occurrence of such default; or

10.3. Material Adverse Effect. A circumstance has occurred that would reasonably be expected to have a Material Adverse Effect; or

10.4. Other Loan Documents. The occurrence of any default under the Warrant, any Loan Document, or any other agreement between any Borrower and Lender and such default continues for more than ten (10) days after the earlier of (a) Lender has given notice of such default to Lead Borrower, or (b) any Borrower has actual knowledge of such default; or

10.5. Representations. Any representation or warranty made by any Borrower in any Loan Document or in the Warrant shall have been false or misleading in any material respect; or

10.6. Insolvency. Any Borrower (A) (i) shall make an assignment for the benefit of creditors; or (ii) shall be unable to pay its debts as they become due, or be unable to pay or perform under the Loan Documents; or (iii) shall file a voluntary petition in bankruptcy; or (iv) shall file any petition, answer, or document seeking for itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation pertinent to such circumstances; or (v) shall seek or consent to or acquiesce in the appointment of any trustee, receiver, or liquidator of such Borrower or of all or any substantial part (i.e., 33-1/3% or more) of the assets or property of such Borrower; or (vi) shall cease operations of its business as its business has normally been conducted, or terminate substantially all of its employees, or becomes insolvent; or (vii) such Borrower or its directors or majority shareholders shall take any action initiating any of the foregoing actions described in clauses (i) through (vi); or (B) either (i) thirty (30) days shall have expired after the commencement of an involuntary action against any Borrower seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, without such action being dismissed or all orders or proceedings thereunder affecting the operations or the business of any Borrower being stayed; or (ii) a stay of any such order or proceedings shall thereafter be set aside and the action setting it aside shall not be timely appealed; or (iii) any Borrower shall file any answer admitting or not contesting the material allegations of a petition filed against such Borrower in any such proceedings; or (iv) the court in which such proceedings are pending shall enter a decree or order granting the relief sought in any such proceedings; or (v) thirty (30) days shall have expired after the appointment, without the consent or acquiescence of any Borrower, of any trustee, receiver or liquidator of such Borrower or of all or any substantial part of the properties of such Borrower without such appointment being vacated; or

10.7. Attachments; Judgments. Any portion of any Borrower’s assets is attached or seized, or a levy is filed against any such assets, or a judgment or judgments is/are entered for the payment of money, individually or in the aggregate, of at least $150,000, or any Borrower is enjoined or in any way prevented by court order from conducting any part of its business; or

10.8. Subordination of Convertible Debenture Security. (a) The occurrence of any default under the Convertible Debentures, subject to any grace or cure period in relation thereto, or (b) any holder of a Convertible Debenture shall have repudiated or contested the validity or enforceability of the Intercreditor Agreement between the Lender and each holder of the Convertible Debentures, dated as of the date hereof, or shall have otherwise sought the termination of such Intercreditor Agreement.

10.9. Other Obligations. Either the occurrence of any default under any written agreement or obligation of any Borrower (other than accounts payable subject to ordinary course invoices) involving any Indebtedness in excess of $100,000, or the occurrence of any default under any agreement or obligation of any Borrower that could reasonably be expected to have a Material Adverse Effect; or

10.10. Change in Control. Any Borrower or any Subsidiary shall suffer a Change in Control.

SECTION 11. REMEDIES

11.1. General. Upon and during the continuance of any one or more Events of Default, (i) Lender may, at its option, accelerate and demand payment of all or any part of the Secured Obligations and declare them to be immediately due and payable (provided, that upon the occurrence of an Event of Default of the type described in Section 10.6, the Notes and all of the Secured Obligations shall automatically be accelerated and made due and payable, in each case without any further notice or act), and (ii) Lender may notify any of Borrowers’ account debtors to make payment directly to Lender, compromise in a commercially reasonable manner the amount of any such account on any Borrower’s behalf and endorse Lender’s name without recourse on any such payment for deposit directly to Lender’s account. Lender may exercise all rights and remedies with respect to the Collateral under the Loan Documents or otherwise available to it under the UCC and other applicable law, including the right to release, hold, sell, lease, liquidate, collect, realize upon, or otherwise dispose of all or any part of the Collateral and the right to occupy, utilize, process and commingle the Collateral. All Lender’s rights and remedies shall be cumulative and not exclusive.

11.2. Collection; Foreclosure. Upon the occurrence and during the continuance of any Event of Default, Lender may, at any time or from time to time, apply, collect, liquidate, sell in one or more sales, lease or otherwise dispose of, any or all of the Collateral, in its then condition or following any commercially reasonable preparation or processing, in such order as Lender may elect. Any such sale may be made either at public or private sale at its place of business or elsewhere. Each Borrower agrees that any such public or private sale may occur upon ten (10) calendar days’ prior written notice to Lead Borrower. Lender may require any Borrower to assemble the Collateral and make it available to Lender at a place designated by Lender that is reasonably convenient to Lender and such Borrower. The proceeds of any sale, disposition or other realization upon all or any part of the Collateral shall be applied by Lender in the following order of priorities:

First, to Lender in an amount sufficient to pay in full Lender’s costs and professionals’ and advisors’ fees and expenses as described in Section 12.11;

Second, to Lender in an amount equal to the then unpaid amount of the Secured Obligations (including principal, interest, and the Default Rate interest), in such order and priority as Lender may choose in its sole discretion; and

Finally, after the full, final, and indefeasible payment in Cash of all of the Secured Obligations, to any creditor holding a junior Lien on the Collateral, or to Lead Borrower or its representatives or as a court of competent jurisdiction may direct.

Lender shall be deemed to have acted reasonably in the custody, preservation and disposition of any of the Collateral if it complies with the obligations of a secured party under the UCC.

11.3. No Waiver. Lender shall be under no obligation to marshal any of the Collateral for the benefit of any Borrower or any other Person, and each Borrower expressly waives all rights, if any, to require Lender to marshal any Collateral.

11.4. Cumulative Remedies. The rights, powers and remedies of Lender hereunder shall be in addition to all rights, powers and remedies given by statute or rule of law and are cumulative. The exercise of any one or more of the rights, powers and remedies provided herein shall not be construed as a waiver of or election of remedies with respect to any other rights, powers and remedies of Lender.

SECTION 12. MISCELLANEOUS

12.1. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under such law, such provision shall be ineffective only to the extent and duration of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

12.2. Notice. Except as otherwise provided herein, any notice, demand, request, consent, approval, declaration, service of process or other communication (including the delivery of Financial Statements) that is required, contemplated, or permitted under the Loan Documents or with respect to the subject matter hereof shall be in writing, and shall be deemed to have been validly served, given, delivered, and received upon the earlier of: (i) the day of transmission by facsimile or hand delivery or delivery by an overnight express service or overnight mail delivery service; or (ii) the third calendar day after deposit in the United States mails, with proper first class postage prepaid, in each case addressed to the party to be notified as follows:

(a)	If to Lender:

HERCULES TECHNOLOGY GROWTH CAPITAL, INC.
Legal Department
Attention: Chief Legal Officer and R. Bryan Jadot
400 Hamilton Avenue, Suite 310
Palo Alto, CA 94301
Facsimile: 650- 473-9194
Telephone: 650-289-3068

(b)	If to any Borrower:

DIOMED HOLDINGS, INC.
1 Dundee Park
Andover, MA 01810
Attention: David B. Swank
Facsimile: (978) 475-8488
Telephone: (978) 824-1823

Copy to:

McGuire Woods LLP
1345 Avenue of the Americas
7th Floor
New York, NY 10105
Attention: William A. Newman, Esq.
Facsimile: (212) 548-2170
Telephone: (212) 548-2660

or to such other address as each party may designate for itself by like notice.

12.3. Entire Agreement; Amendments. This Agreement, the Notes, and the other Loan Documents constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and thereof, and supersede and replace in their entirety any prior proposals, term sheets, letters, negotiations or other documents or agreements, whether written or oral, with respect to the subject matter hereof or thereof. None of the terms of this Agreement, the Notes or any of the other Loan Documents may be amended except by an instrument executed by each of the parties hereto.

12.4. No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

12.5. No Waiver. The powers conferred upon Lender by this Agreement are solely to protect its rights hereunder and under the other Loan Documents and its interest in the Collateral and shall not impose any duty upon Lender to exercise any such powers. No omission or delay by Lender at any time to enforce any right or remedy reserved to it, or to require performance of any of the terms, covenants or provisions hereof by any Borrower at any time designated, shall be a waiver of any such right or remedy to which Lender is entitled, nor shall it in any way affect the right of Lender to enforce such provisions thereafter.

12.6. Survival. All agreements, representations and warranties contained in this Agreement, the Notes and the other Loan Documents or in any document delivered pursuant hereto or thereto shall be for the benefit of Lender and shall survive the execution and delivery of this Agreement and the expiration or other termination of this Agreement.

12.7. Successors and Assigns. The provisions of this Agreement and the other Loan Documents shall inure to the benefit of and be binding on each Borrower and its permitted assigns (if any). No Borrower shall assign its obligations under this Agreement, the Notes or any of the other Loan Documents without Lender’s express prior written consent, and any such attempted assignment shall be void and of no effect. Lender may assign, transfer, or endorse its rights hereunder and under the other Loan Documents without prior notice to any Borrower, and all of such rights shall inure to the benefit of Lender’s successors and assigns.

12.8. Governing Law. This Agreement, the Notes and the other Loan Documents have been negotiated and delivered to Lender in the State of California, and shall have been accepted by Lender in the State of California. Payment to Lender by Borrower of the Secured Obligations is due in the State of California. This Agreement, the Notes and the other Loan Documents shall be governed by, and construed and enforced in accordance with, the laws of the State of California, excluding conflict of laws principles that would cause the application of laws of any other jurisdiction.

12.9. Consent to Jurisdiction and Venue. All judicial proceedings (to the extent that the reference requirement of Section 12.10 is not applicable) arising in or under or related to this Agreement, the Notes or any of the other Loan Documents may be brought in any state or federal court located in the State of California. By execution and delivery of this Agreement, each party hereto generally and unconditionally: (a) consents to nonexclusive personal jurisdiction in Santa Clara County, State of California; (b) waives any objection as to jurisdiction or venue in Santa Clara County, State of California; (c) agrees not to assert any defense based on lack of jurisdiction or venue in the aforesaid courts; and (d) irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement, the Notes or the other Loan Documents. Service of process on any party hereto in any action arising out of or relating to this Agreement shall be effective if given in any manner permitted by California law and shall be deemed effective and received as set forth in Section 12.3. Nothing herein shall affect the right to serve process in any other manner permitted by law or shall limit the right of either party to bring proceedings in the courts of any other jurisdiction.

12.10. Mutual Waiver of Jury Trial / Judicial Reference.

(a) Because disputes arising in connection with complex financial transactions are most quickly and economically resolved by an experienced and expert person and the parties wish applicable state and federal laws to apply (rather than arbitration rules), the parties desire that their disputes be resolved by a judge applying such applicable laws. EACH BORROWER AND LENDER SPECIFICALLY WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY OF ANY CAUSE OF ACTION, CLAIM, CROSS-CLAIM, COUNTERCLAIM, THIRD PARTY CLAIM OR ANY OTHER CLAIM (COLLECTIVELY, “CLAIMS”) ASSERTED BY SUCH BORROWER AGAINST LENDER OR ITS ASSIGNEE OR BY LENDER OR ITS ASSIGNEE AGAINST SUCH BORROWER. This waiver extends to all such Claims, including Claims that involve Persons other than any Borrower and Lender; Claims that arise out of or are in any way connected to the relationship between any Borrower and Lender; and any Claims for damages, breach of contract, tort, specific performance, or any equitable or legal relief of any kind, arising out of this Agreement, any other Loan Document.

(b) If the waiver of jury trial set forth in Section 12.10(a) is ineffective or unenforceable, the parties agree that all Claims shall be resolved by reference to a private judge sitting without a jury, pursuant to Code of Civil Procedure Section 638, before a mutually acceptable referee or, if the parties cannot agree, a referee selected by the Presiding Judge of the Santa Clara County, California. Such proceeding shall be conducted in Santa Clara County, California, with California rules of evidence and discovery applicable to such proceeding.

(c) In the event Claims are to be resolved by judicial reference, either party may seek from a court identified in Section 12.10, any prejudgment order, writ or other relief and have such prejudgment order, writ or other relief enforced to the fullest extent permitted by law notwithstanding that all Claims are otherwise subject to resolution by judicial reference.

12.11. Professional Fees. Each Borrower promises to pay Lender’s fees and expenses necessary to finalize the loan documentation, including but not limited to reasonable attorneys fees, UCC searches, filing costs, and other miscellaneous expenses. In addition, each Borrower promises to pay any and all reasonable attorneys’ and other professionals’ fees and expenses incurred by Lender after the Closing Date in connection with or related to: (a) the Loan; (b) the administration, collection, or enforcement of the Loan; (c) the amendment or modification of the Loan Documents; (d) any waiver, consent, release, or termination under the Loan Documents; (e) the protection, preservation, sale, lease, liquidation, or disposition of Collateral or the exercise of remedies with respect to the Collateral; (f) any legal, litigation, administrative, arbitration, or out of court proceeding in connection with or related to any Borrower or the Collateral, and any appeal or review thereof; and (g) any bankruptcy, restructuring, reorganization, assignment for the benefit of creditors, workout, foreclosure, or other action related to any Borrower, the Collateral, the Loan Documents, including representing Lender in any adversary proceeding or contested matter commenced or continued by or on behalf of any Borrower’s estate, and any appeal or review thereof.

12.12. Confidentiality. Lender acknowledges that certain items of Collateral and information provided to Lender by any Borrower are confidential and proprietary information of such Borrower, if and to the extent such information is marked as confidential by such Borrower at the time of disclosure (the “Confidential Information”). Accordingly, Lender agrees that any Confidential Information it may obtain in the course of acquiring, administering, or perfecting Lender’s security interest in the Collateral shall not be disclosed to any other person or entity in any manner whatsoever, in whole or in part, without the prior written consent of the applicable Borrower, except that Lender may disclose any such information: (a) to its own directors, officers, employees, accountants, counsel and other professional advisors and to its affiliates if Lender in its sole discretion determines that any such party should have access to such information in connection with such party’s responsibilities in connection with the Loan or this Agreement and, provided that such recipient of such Confidential Information either (i) agrees to be bound by the confidentiality provisions of this paragraph or (ii) is otherwise subject to confidentiality restrictions that reasonably protect against the disclosure of Confidential Information; (b) if such information is generally available to the public; (c) if required or appropriate in any report, statement or testimony submitted to any governmental authority having or claiming to have jurisdiction over Lender; (d) if required or appropriate in response to any summons or subpoena or in connection with any litigation, to the extent permitted or deemed advisable by Lender’s counsel; (e) to comply with any legal requirement or law applicable to Lender; (f) to the extent reasonably necessary in connection with the exercise of any right or remedy under any Loan Document, including Lender’s sale, lease, or other disposition of Collateral after default; (g) to any participant or assignee of Lender or any prospective participant or assignee; provided, that such participant or assignee or prospective participant or assignee agrees in writing to be bound by this Section prior to disclosure; or (h) otherwise with the prior consent of the applicable Borrower; provided, that any disclosure made in violation of this Agreement shall not affect the obligations of any Borrower or any of its affiliates or any guarantor under this Agreement or the other Loan Documents. Lender also acknowledges that Lead Borrower will be required pursuant to regulations promulgated by the Securities and Exchange Commission (the “SEC”) to file copies of the Loan documents with the SEC.

12.13. Assignment of Rights. Each Borrower acknowledges and understands that Lender may sell and assign all or part of its interest hereunder and under the Note(s) and Loan Documents to any person or entity (an “Assignee”). After such assignment the term “Lender” as used in the Loan Documents shall mean and include such Assignee, and such Assignee shall be vested with all rights, powers and remedies of Lender hereunder with respect to the interest so assigned; but with respect to any such interest not so transferred, Lender shall retain all rights, powers and remedies hereby given. No such assignment by Lender shall relieve any Borrower of any of its obligations hereunder. Lender agrees that in the event of any transfer by it of the Note(s), it will endorse thereon a notation as to the portion of the principal of the Note(s), which shall have been paid at the time of such transfer and as to the date to which interest shall have been last paid thereon.

12.14. Revival of Secured Obligations. This Agreement and the Loan Documents shall remain in full force and effect and continue to be effective if any petition is filed by or against any Borrower for liquidation or reorganization, if any Borrower becomes insolvent or makes an assignment for the benefit of creditors, if a receiver or trustee is appointed for all or any significant part of any Borrower’s assets, or if any payment or transfer of Collateral is recovered from Lender. The Loan Documents and the Secured Obligations and Collateral security shall continue to be effective, or shall be revived or reinstated, as the case may be, if at any time payment and performance of the Secured Obligations or any transfer of Collateral to Lender, or any part thereof is rescinded, avoided or avoidable, reduced in amount, or must otherwise be restored or returned by, or is recovered from, Lender or by any obligee of the Secured Obligations, whether as a “voidable preference,” “fraudulent conveyance,” or otherwise, all as though such payment, performance, or transfer of Collateral had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, avoided, avoidable, restored, returned, or recovered, the Loan Documents and the Secured Obligations shall be deemed, without any further action or documentation, to have been revived and reinstated except to the extent of the full, final, and indefeasible payment to Lender in Cash.

12.15. Counterparts. This Agreement and any amendments, waivers, consents or supplements hereto may be executed in any number of counterparts, and by different parties hereto in separate counterparts, each of which when so delivered shall be deemed an original, but all of which counterparts shall constitute but one and the same instrument.

12.16. No Third Party Beneficiaries. No provisions of the Loan Documents are intended, nor will be interpreted, to provide or create any third-party beneficiary rights or any other rights of any kind in any person other than Lender and Borrowers unless specifically provided otherwise herein, and, except as otherwise so provided, all provisions of the Loan Documents will be personal and solely between the Lender and the Borrowers.

12.17. Publicity. Lender may use any Borrower’s name and logo, and include a brief description of the relationship between such Borrower and Lender, in Lender’s marketing materials provided that Lender shall provide a copy of such materials to Borrower and Borrower has the right to object to such use in writing within three (3) Business Days (such approval not to be unreasonably withheld).

IN WITNESS WHEREOF, Borrower and Lender have duly executed and delivered this Loan and Security Agreement as of the day and year first above written.

BORROWER:	DIOMED HOLDINGS, INC.

Signature:
Print Name:
Title:

BORROWER:	DIOMED, INC.

Signature:
Print Name:
Title:

Accepted in Palo Alto, California:

LENDER:	HERCULES TECHNOLOGY GROWTH CAPITAL, INC., a Maryland corporation

By:
	Name:	K. Nicholas Martitsch
	Its:	Associate General Counsel

TABLE OF EXHIBITS AND SCHEDULES

Exhibit A:	Advance Request
Attachment to Advance Request

Exhibit B:	Term Note

Exhibit C:	Name, Locations, and Other Information for Borrower

Exhibit D:	Borrower’s Patents, Trademarks, Copyrights and Licenses

Exhibit E:	Borrower’s Deposit Accounts and Investment Accounts

Exhibit F:	Compliance Certificate

Exhibit G:	Joinder Agreement

Exhibit H:	ACH Debit Authorization Agreement

Schedule 1	Subsidiaries
Schedule 1A	Existing Permitted Indebtedness
Schedule 1B	Existing Permitted Investments
Schedule 1C	Existing Permitted Liens
Schedule 5.3	Consents, Etc.
Schedule 5.5	Actions Before Governmental Authorities
Schedule 5.8	Tax Matters
Schedule 5.9	Intellectual Property Claims
Schedule 5.10	Intellectual Property
Schedule 5.11	Borrower Products
Schedule 5.12	Financial Accounts
Schedule 5.14	Capitalization
Schedule 7.6	Legal Process/Litigation

EXHIBIT A

ADVANCE REQUEST

To:	Lender:	Date: _______, 20___
Hercules Technology Growth Capital, Inc.
400 Hamilton Avenue, Suite 310
Palo Alto, CA 94301
Facsimile: 650-473-9194
Attn:

[BORROWER] (“Borrower”) hereby requests from Hercules Technology Growth Capital, Inc. (“Lender”) an Advance in the amount of _____________________ Dollars ($________________) on ______________, _____ (the “Advance Date”) pursuant to the Loan and Security Agreement between, inter alios, Borrower and Lender (the “Agreement”). Capitalized words and other terms used but not otherwise defined herein are used with the same meanings as defined in the Agreement.

Please:

(a)	Issue a check payable to Borrower
or
(b)	Wire Funds to Borrower’s account

Bank:
Address:

ABA Number:
Account Number:
Account Name:

Borrower represents that the conditions precedent to the Advance set forth in the Agreement are satisfied and shall be satisfied upon the making of such Advance, including but not limited to: (i) that no event that has had or could reasonably be expected to have a Material Adverse Effect has occurred and is continuing; (ii) that the representations and warranties set forth in the Agreement and in the Warrant are and shall be true and correct in all material respects on and as of the Advance Date with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date; (iii) that Borrower is in compliance with all the terms and provisions set forth in each Loan Document on its part to be observed or performed; and (iv) that as of the Advance Date, no fact or condition exists that would (or would, with the passage of time, the giving of notice, or both) constitute an Event of Default under the Loan Documents. Borrower understands and acknowledges that Lender has the right to review the financial information supporting this representation and, based upon such review in its sole discretion, Lender may decline to fund the requested Advance.

Borrower hereby represents that Borrower’s corporate status and locations have not changed since the date of the Agreement or, if the Attachment to this Advance Request is completed, are as set forth in the Attachment to this Advance Request.

Borrower agrees to notify Lender promptly before the funding of the Loan if any of the matters which have been represented above shall not be true and correct on the Borrowing Date and if Lender has received no such notice before the Advance Date then the statements set forth above shall be deemed to have been made and shall be deemed to be true and correct as of the Advance Date.

Executed as of _____________, 20___.

BORROWER: [BORROWER]

SIGNATURE:
TITLE:	Chief Executive Officer or Chief Financial Officer
PRINT NAME:

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ATTACHMENT TO ADVANCE REQUEST

Dated: _______________________

Borrower hereby represents and warrants to Lender that Borrower’s current name and organizational status is as follows:

Name:	[Borrower]

Type of organization:	Corporation

State of organization:	Delaware

Organization file number:	_________________________

Borrower hereby represents and warrants to Lender that the street addresses, cities, states and postal codes of its current locations are as follows:

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EXHIBIT B

SECURED TERM PROMISSORY NOTE

$[__],000,000	Advance Date: _______ __, 20__
Maturity Date: July 1, 2010

FOR VALUE RECEIVED, DIOMED HOLDINGS, INC., a Delaware corporation, and DIOMED, INC., a Delaware corporation, each for itself and each Additional Borrower (collectively, the “Borrowers”) hereby promises to pay jointly and severally to the order of Hercules Technology Growth Capital, Inc., a Maryland corporation, or the holder of this Note (the “Lender”) at 400 Hamilton Avenue, Suite 310, Palo Alto, CA 94301 or such other place of payment as the holder of this Secured Term Promissory Note (this “Promissory Note”) may specify from time to time in writing, in lawful money of the United States of America, the principal amount of [__] Million Dollars ($[__],000,000) or such other principal amount as Lender has advanced to Borrower, together with interest at a fixed rate equal to the prime rate as reported in the Wall Street Journal on the date of the Advance, and if not reported, then the prime rate next reported in the Wall Street Journal, plus 3.20% per annum based upon a year consisting of 360 days, with interest computed daily based on the actual number of days in each month.

This Promissory Note is the Note referred to in, and is executed and delivered in connection with, that certain Loan and Security Agreement dated September 28, 2007, by and among Borrowers and Lender (as the same may from time to time be amended, modified or supplemented in accordance with its terms, the “Loan Agreement”), and is entitled to the benefit and security of the Loan Agreement and the other Loan Documents (as defined in the Loan Agreement), to which reference is made for a statement of all of the terms and conditions thereof. All payments shall be made in accordance with the Loan Agreement. All terms defined in the Loan Agreement shall have the same definitions when used herein, unless otherwise defined herein. An Event of Default under the Loan Agreement shall constitute a default under this Promissory Note. Reference to the Loan Agreement shall not affect or impair the absolute and unconditional obligation of the Borrowers to pay all principal and interest and premium, if any, under this Promissory Note upon demand or as otherwise provided herein.

Each Borrower waives presentment and demand for payment, notice of dishonor, protest and notice of protest under the UCC or any applicable law. Each Borrower agrees to make all payments under this Promissory Note without setoff, recoupment or deduction and regardless of any counterclaim or defense. This Promissory Note has been negotiated and delivered to Lender and is payable in the State of California. This Promissory Note shall be governed by and construed and enforced in accordance with, the laws of the State of California, excluding any conflicts of law rules or principles that would cause the application of the laws of any other jurisdiction.

[Remainder of page intentionally left blank - signature page to follow]

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BORROWERS EACH FOR ITSELF AND	DIOMED HOLDINGS, INC.
ON BEHALF OF ITS SUBSIDIARIES:
Signature:
Print Name:
Title:

DIOMED, INC.
Signature:
Print Name:
Title:

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EXHIBIT C

NAME, LOCATIONS, AND OTHER INFORMATION FOR BORROWER

1. Borrower represents and warrants to Lender that Borrower’s current name and organizational status as of the Closing Date is as follows:

Name:	Diomed, Inc.

Type of organization:	Corporation

State of organization:	Delaware

Organization file number:	2823212

2. Borrower represents and warrants to Lender that for five (5) years prior to the Closing Date, Borrower did not do business under any other name or organization or form except the following: NONE

Name:
Used during dates of:
Type of Organization:
State of organization:
Organization file Number:

Borrower’s fiscal year ends on December 31
Borrower’s federal employer tax identification number is: 04-3410679

3. Borrower represents and warrants to Lender that its chief executive office is located at: One Dundee Park, Andover, MA 01810.

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NAME, LOCATIONS, AND OTHER INFORMATION FOR HOLDINGS

1. Borrower represents and warrants to Lender that Borrower’s current name and organizational status as of the Closing Date is as follows:

Name:	Diomed Holdings, Inc.

Type of organization:	Corporation

State of organization:	Delaware

Organization file number:	3509203

2. Borrower represents and warrants to Lender that for five (5) years prior to the Closing Date, Borrower did not do business under any other name or organization or form except the following: NONE

Name:
Used during dates of:
Type of Organization:
State of organization:
Organization file Number:

Borrower’s fiscal year ends on December 31
Borrower’s federal employer tax identification number is: 84-1480636

3. Borrower represents and warrants to Lender that its chief executive office is located at: One Dundee Park, Andover, MA 01810.

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EXHIBIT D

BORROWER’S PATENTS, TRADEMARKS, COPYRIGHTS AND LICENSES

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EXHIBIT E

BORROWER’S DEPOSIT ACCOUNTS AND INVESTMENT ACCOUNTS

Name of Institution	Account Holder	Address and Telephone No.	Account No.	Type (Deposit or Investment)	Purpose of Account

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EXHIBIT F

COMPLIANCE CERTIFICATE

Hercules Technology Growth Capital, Inc.
400 Hamilton Avenue, Suite 310
Palo Alto, CA 94301

Reference is made to that certain Loan and Security Agreement dated as of September 28, 2007 and all ancillary documents entered into in connection with such Loan and Security Agreement all as may be amended from time to time, (hereinafter referred to collectively as the “Loan Agreement”) between Hercules Technology Growth Capital, Inc. (“Hercules”) as Lender and Diomed Holdings, Inc. (“Holdings”) and Diomed, Inc. (“Lead Borrower”), each for itself and on behalf of each Additional Borrower (collectively with Holdings and Lead Borrower, the “Borrowers”). All capitalized terms not defined herein shall have the same meaning as defined in the Loan Agreement.

The undersigned is an Officer of the Holdings, knowledgeable of all Borrowers’ financial matters, and is authorized to provide certification of information regarding the Borrowers; hereby certifies that in accordance with the terms and conditions of the Loan Agreement, the Borrowers are in compliance for the period ending ___________ of all covenants, conditions and terms and hereby reaffirms that all representations and warranties contained therein are true and correct on and as of the date of this Compliance Certificate with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, after giving effect in all cases to any standard(s) of materiality contained in the Loan Agreement as to such representations and warranties. Attached are the required documents supporting the above certification. The undersigned further certifies that these are prepared in accordance with GAAP (except for the absence of footnotes with respect to unaudited financial statement and subject to normal year end adjustments) and are consistent from one period to the next except as explained below.

REPORTING REQUIREMENT	REQUIRED	CHECK IF ATTACHED
Interim Financial Statements	Monthly within 30 days
Interim Financial Statements	Quarterly within 45 days
Audited Financial Statements	FYE within 90 days

Very truly yours,
DIOMED HOLDINGS, INC.
By:
Name:
Its:

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EXHIBIT G

FORM OF JOINDER AGREEMENT

This Joinder Agreement (the “Joinder Agreement”) is made and dated as of _________, 20___, and is entered into by and between__________________, a _____________ corporation (“Subsidiary”), and Hercules Technology Growth Capital, Inc., a Maryland corporation, as a Lender.

RECITALS

A. Subsidiary’s Affiliate, [Borrower] (“Company”) has entered into that certain Loan and Security Agreement dated as of September 28, 2007, with Lender, as such agreement may be amended (the “Loan Agreement”), together with the other agreements executed and delivered in connection therewith;

B. Subsidiary acknowledges and agrees that it will benefit both directly and indirectly from Company’s execution of the Loan Agreement and the other agreements executed and delivered in connection therewith;

AGREEMENT

NOW THEREFORE, Subsidiary and Lender agree as follows:

1. The recitals set forth above are incorporated into and made part of this Joinder Agreement. Capitalized terms not defined herein shall have the meaning provided in the Loan Agreement.

2. By signing this Joinder Agreement, Subsidiary shall be bound by the terms and conditions of the Loan Agreement the same as if it were the Borrower (as defined in the Loan Agreement) under the Loan Agreement, mutatis mutandis, provided however, that Lender shall have no duties, responsibilities or obligations to Subsidiary arising under or related to the Loan Agreement or the other agreements executed and delivered in connection therewith. Rather, to the extent that Lender has any duties, responsibilities or obligations arising under or related to the Loan Agreement or the other agreements executed and delivered in connection therewith, those duties, responsibilities or obligations shall flow only to Company and not to Subsidiary or any other person or entity. By way of example (and not an exclusive list): (a) Lender’s providing notice to Company in accordance with the Loan Agreement or as otherwise agreed between Company and Lender shall be deemed provided to Subsidiary; (b) a Lender’s providing an Advance to Company shall be deemed an Advance to Subsidiary; and (c) Subsidiary shall have no right to request an Advance or make any other demand on Lender.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

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[SIGNATURE PAGE TO JOINDER AGREEMENT]

SUBSIDIARY:
By:
Name:
Title:

Address:

Telephone:
Facsimile:

LENDER:	HERCULES TECHNOLOGY GROWTH CAPITAL, INC.,
a Maryland corporation

By:
	Name:	Scott Harvey
	Its:	Chief Legal Officer

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EXHIBIT H

ACH DEBIT AUTHORIZATION AGREEMENT

Hercules Technology Growth Capital, Inc.
400 Hamilton Avenue, Suite 310
Palo Alto, CA 94301

Re:
Loan and Security Agreement dated as of September 28, 2007 among DIOMED HOLDINGS, INC., a Delaware corporation, and DIOMED, INC., a Delaware corporation, each for itself and each Additional Borrower (collectively, the “Borrowers”) and Hercules Technology Growth Capital, Inc. (“Company”) (the “Agreement”)

In connection with the above referenced Agreement, the undersigned Borrower hereby authorizes the Company to initiate debit entries for the periodic payments due under the Agreement to the Borrower’s account indicated below. The undersigned Borrower authorizes the depository institution named below to debit to such account.

DEPOSITORY NAME	BRANCH

CITY	STATE AND ZIP CODE

TRANSIT/ABA NUMBER	ACCOUNT NUMBER

This authority will remain in full force and effect so long as any amounts are due under the Agreement.

(Borrower)(Please Print)
By:
Date:

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